July 31, 2015

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

RE: ZD Ventures Corporation

File 333-127389

Commissioners:

We have read Item 4.01 of the Form 8-K dated July 31, 2015, of ZD Ventures Corporation and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits for the fiscal years ended March 31, 2015 and 2014 and our reviews of interim financial statements. We agree with the statements concerning our Firm in such Form 8-K. At this time, there are no accounting disagreements on the financial statements audited or reviewed by this firm and filed with the Securities and Exchange Commission. We are not in a position to agree or disagree with the statements contained therein in Item 4.0 I regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the Board of Directors of the registrant.

Sincerely,

/s/ Kyle L. Tingle

3145 E. Warm Springs Road. Suite 200. Las Vegas, Nevada 89120· PHONE: (702) 450-2200· FAX: (702) 436-4218

E-MAIL: ktingle@kyletinglecpa.com